Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements:

1
Registration Statements (Forms S-8 No. 333-189621, 333-206173, 333-221827, 333-225552, 333-241033, and 333-249482) pertaining to the Amended and Restated 2013 Stock Incentive Plan, the Amended and Restated 2018 Equity Incentive Plan, and the 2020 Employee Stock Purchase Plan of Sangamo Therapeutics, Inc., and

2	Registration Statement (Form S-3 No. 333-255792) and related prospectuses of Sangamo Therapeutics, Inc.;
of our reports dated February 22, 2023, with respect to the consolidated financial statements of Sangamo Therapeutics, Inc. and the effectiveness of internal control over financial reporting of Sangamo Therapeutics, Inc. included in this Annual Report (Form 10-K) of Sangamo Therapeutics, Inc. for the year ended December 31, 2022.
/s/ Ernst & Young LLP
San Mateo, California
February 22, 2023